Exhibit 10.1

PERFORMANCE UNIT

GRANT NOTICE AND AWARD AGREEMENT

Congratulations! As a key leader in our business, you are in a position to have significant influence on the outcomes that affect our guests and Pinnacle Entertainment, Inc. (the “Company” or “Pinnacle”). I am pleased to inform you that, in recognition of the role you play in our collective success, you have been granted Performance Units. This award is subject to the terms and conditions of the 2005 Equity and Performance Incentive Plan, as amended and restated, this Grant Notice and the Performance Unit Award Agreement, which are in all events the governing documents for your Award. The details of this Award are indicated below.

Grantee:
Date of Grant:
Number of Performance Units:
Performance Period:

Performance Goals and Vesting Factors:

EBITDA Percentage. The table for determining the EBITDA Percentage (the “EBITDA Table”) for [Year 1] is attached as Exhibit A. The EBITDA Tables for [Year 2] and [Year 3] shall be established by the Committee within the first 90 days of each such calendar year and shall be incorporated herein and attached as Exhibit B and Exhibit C, respectively. Following the close of the [Year 2] and [Year 3] calendar years, the EBITDA Table established by the Committee for the next calendar year shall be prepared and distributed to each designated executive. The EBITDA Percentage for each calendar year shall be determined by interpolating the figures in the applicable EBITDA Table.

EBITDA Vesting Factor. The EBITDA Vesting Factor shall be determined, based on the average of the EBITDA Percentages for the three calendar years in the Performance Period, in accordance with the table attached as Exhibit D (the “EBITDA Vesting Factor Table”) and interpolation of the figures in the EBITDA Vesting Factor Table, as described in Exhibit D. The EBITDA Vesting Factor shall never exceed             %.

TSR Vesting Factor. The TSR Vesting Factor shall be determined in accordance with the table below (the “TSR Table”).

TOTAL SHAREHOLDER RETURN (TSR) PERFORMANCE GOAL

% of Target	TSR Vesting Factor
Bottom Third		%
Middle Third		%
Top Third		%

The grant of Performance Units can be a great opportunity for individual wealth creation. Through your efforts and the efforts of your colleagues in running the business better and maximizing growth opportunities, you have the ability to help increase the value of our Company for all shareholders.

Thank you for all you do each and every day as a leader and owner of the Company. Our focus on driving profitable revenues, eliminating non-value added expense and investing our capital prudently is collectively building a much stronger Pinnacle. We are establishing a balanced portfolio of properties as we continue to grow nationally and internationally, and are well on our way to becoming the BEST CASINO ENTERTAINMENT COMPANY IN THE WORLD.

It is an exciting time to be part of Pinnacle Entertainment!

Anthony Sanfilippo

Chief Executive Officer

PERFORMANCE UNIT

GRANT NOTICE

Exhibit A

[Year 1] EBITDA Table

EBITDA Plan (in millions)	EBITDA Percentage
$		%
$		%
$		%
$		%
$		%

PERFORMANCE UNIT

GRANT NOTICE

[Year 2] Exhibit B

EBITDA Plan (in millions)	EBITDA Percentage
$		%
$		%
$		%
$		%
$		%

PERFORMANCE UNIT

GRANT NOTICE

Exhibit C

[Year 3] EBITDA Table

EBITDA Plan (in millions)	EBITDA Percentage
$		%
$		%
$		%
$		%
$		%

PERFORMANCE UNIT

GRANT NOTICE

Exhibit D

EBITDA Vesting Factor Table

3-Year Average EBITDA Percentage	EBITDA Vesting Factor
< %		%
> % (the “Threshold Average EBITDA Percentage”)		%
%		%
%		%
%		%
> % (the “Maximum Average EBITDA Percentage”)		%

The EBITDA Vesting Factor between the Threshold Average EBITDA Percentage and the Maximum Average EBITDA Percentage shall be determined by interpolation, except in the event that the 3-Year Average EBITDA Percentage is greater than or equal to             % and less than or equal to             %.

PERFORMANCE UNIT

AWARD AGREEMENT

THIS PERFORMANCE UNIT AWARD AGREEMENT (together with the above grant notice (the “Grant Notice”), this “Agreement”) is made and entered into as of the date set forth on the Grant Notice by and between Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), and the individual identified in the Grant Notice (the “Grantee”).

A. Pursuant to the Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, as amended and restated (the “Plan”), the Company’s Compensation Committee (the “Committee”) has determined that it is to the advantage and best interest of the Company to grant Performance Units to the Grantee in the number set forth in the Grant Notice, subject to the terms of this Agreement (this “Award”).

B. Capitalized terms used in this Agreement that are not otherwise defined herein shall have the meanings ascribed to them in the Plan.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Grantee and the Company hereby agree as follows:

1. Acceptance of Agreement. The Grantee has reviewed all provisions of the Plan and this Agreement. By electronically accepting this Award according to the instructions provided by the Company’s designated broker, the Grantee agrees that this electronic contract contains the Grantee’s electronic signature, which the Grantee has executed with the intent to sign and be bound by this Agreement, and that this Award is granted under and governed by the terms and conditions of the Plan and this Agreement. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee on questions relating to the Plan and this Agreement.

2. Grant and Terms of Performance Units.

2.1 Grant of Award. The Performance Units granted hereunder shall be subject to the terms and provisions of the Plan and this Agreement.

2.2 Vesting.

2.2.1 The Grantee may vest in the Performance Units subject to this Award at the end of the performance period set forth in the Grant Notice (the “Performance Period”).

2.2.2 The number of Performance Units that vest as of the end of the Performance Period, based on the level of attainment of each of the performance goals at the end of the Performance Period and subject to the Committee’s certification of the level of attainment of each of the performance goals for the Performance Period, in accordance with Section 10.4 of the Plan (the “Committee’s Certification”) and to Sections 3 and 5 below, shall be the product of (i) the total number of Performance Units granted under this Award, (ii) the applicable EBITDA Vesting Factor from the EBITDA Vesting Table attached as Exhibit D of the Grant Notice, and (iii) the applicable TSR Vesting Factor set forth in the TSR Table in the Grant Notice. The number of Performance Units that vest in a Performance Period pursuant to this Section 2.2 shall be referred to herein as “Vested Performance Units.”

2.2.3 For purposes of this Section 2.2:

2.2.3.1 “EBITDA” shall mean on a consolidated basis the Company’s earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, income (loss) from equity method investments, non-controlling interest and discontinued operations.

2.2.3.2 The “EBITDA Percentage” for each calendar year during the Performance Period shall be determined, based on the percentage of the EBITDA target for that calendar year that was achieved based on actual performance will be determined, in accordance with the applicable EBITDA Table attached as Exhibit A, Exhibit B, or Exhibit C of the Grant Notice. The EBITDA Percentage for each calendar year shall be determined by interpolating the figures in the applicable EBITDA Table.

2.2.3.3 The “EBITDA Vesting Factor” shall be determined, using the EBITDA Vesting Table set forth in Exhibit D of the Grant Notice, based on the average of the applicable EBITDA Percentages for the three calendar years in the Performance Period and interpolation of the figures in the EBITDA Vesting Factor Table, as described in Exhibit D. The EBITDA Vesting Factor shall never exceed 150%.

2.2.3.4 “Total Shareholder Return” shall be calculated in the manner described in Exhibit 1 of this Performance Unit Award Agreement.

2.2.3.5 In computing EBITDA and Total Shareholder Return of the Company there shall be excluded the impact of (a) restructurings, discontinued operations, charges for extraordinary items, and corporate transactions involving the Company such as a recapitalization, merger, spinoff, or REIT conversion, (b) any event either not directly related to the operations of the Company or not within the reasonable control of the Company management, or (c) a change in accounting standards required by generally accepted accounting principles. In addition, objective adjustments shall be made in determining EBITDA and Total Shareholder Return of the Company for items that will not properly reflect the Company’s operating segments’ financial performance, such as the write-off of debt issuance costs, loss on the early extinguishment of debt, pre-opening and development costs, gain or loss from asset dispositions or the sale of equity securities, severance expenses, costs of share-based compensation, net merger termination gains, asset or other impairment charges, litigation settlement costs, items that have traditionally been excluded by the Company in its computation of EBITDA and Total Shareholder Return of the Company for its operating segments, other non-routine items, and acquisitions and dispositions occurring during the Performance Period. Consistent with the foregoing and as permitted under applicable tax guidance, the Company shall adjust the performance goals to reflect corporate transactions involving the Company such as a recapitalization, merger, spinoff, or REIT conversion.

2.2.4 Notwithstanding the foregoing, based upon the Committee’s review of the Company’s performance during the Performance Period and such other objective or subjective facts and circumstances as the Committee deems relevant or appropriate, the Committee retains the discretion to decrease, but not to increase, the number of Performance Units that vest at the end of the Performance Period, even if the performance criteria goals are attained or exceeded.

2.2.5 To the extent that any Performance Units granted under this Award do not vest pursuant to Section 2.2 after the end of the Performance Period, the Grantee shall forfeit and have no further rights with respect to the unvested Performance Units, and the Company shall have no obligations with respect to the unvested Performance Units, including any obligation to make any payment with respect the unvested Performance Units.

3. Forfeiture of Performance Units. Subject to the terms of any agreement between the Grantee and the Company (including but not limited to an applicable employment agreement), if the Grantee’s Continuous Status as an Employee, Director or Consultant terminates for any reason prior to the last day of the Performance Period, the Grantee shall forfeit and have no further rights with respect to all Performance Units granted under this Award (whether or not vested), and the Company shall have no obligations with respect to any Performance Units granted under this Award (whether or not vested), including any obligation to make any payment with respect those Performance Units.

4. Settlement of Vested Performance Units.

4.1 For each Vested Performance Unit, the Grantee shall be entitled to a cash payment equal to             dollar ($            ), subject to the Company’s right to withhold from the cash payment any amount necessary to satisfy applicable tax withholding obligations, as set forth in Section 6.12 below (the total of which is referred to herein as the “Cash Payment”).

4.2 The Cash Payment pursuant this Section 4 shall be paid to the Grantee on or after the January 1st and in no event later than the March 15th immediately following the end of the Performance Period (such period to be referred to herein as the “Payment Period”), provided further that, the Cash Payment shall be made within 30 days after date on which the Committee’s certification occurs during the Payment Period. Except as provided in Section 5 below, the Company’s obligation to make the Cash Payment pursuant to this Award is contingent upon the Committee’s Certification occurring within the Payment Period, and the Company shall have no obligation to make, and the Grantee shall have no right to receive, the Cash Payment pursuant to this Award if the Committee’s Certification does not occur during the Payment Period.

5. Change of Control. Notwithstanding the foregoing, in the event that a Change of Control (as defined in the Plan) occurs on or before the end of the Performance Period, the total number of Performance Units granted under this Award shall become 100% vested immediately prior to the consummation of the Change of Control (as if the target goals were earned), and the Cash Payment pursuant to Section 4 and this Section 5 shall be made to the Grantee on or after the date on which the Change of Control is consummated but no later than the 5th day immediately following such date, subject to Section 6.12 below.

6. General.

6.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware applicable to agreements made and to be performed entirely in Delaware, without regard to the conflicts of law provisions of Delaware or any other jurisdiction.

6.2 Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, the Grantee shall be treated as agent and attorney-in-fact for that interest held or claimed by his or her spouse with respect to this Award and the parties hereto shall act in all matters as if the Grantee was the sole owner of this Award. This appointment is coupled with an interest and is irrevocable.

6.3 No Employment Rights. Nothing herein contained shall be construed as an agreement by the Company or any of its subsidiaries, express or implied, to employ the Grantee or contract for the Grantee’s services, to restrict the Company’s or such subsidiary’s right to discharge the Grantee or cease contracting for the Grantee’s services or to modify, extend or otherwise affect in any manner whatsoever the terms of any employment agreement or contract for services which may exist between the Grantee and the Company or any of its subsidiaries.

6.4 No Right to Damages. The Grantee will have no right to bring a claim or to receive damages if any portion of the Grant is forfeited. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of the Grantee’s termination of service for any reason even if the termination is in violation of an obligation of the Company or a Related Company to the Grantee.

6.5 No Rights as Stockholder. The Grantee shall have no rights to vote, receive dividends or any other rights as a stockholder with respect to the Performance Units granted under this Award, notwithstanding the vesting of any such Performance Units.

6.6 No Third-Party Benefits. Except as otherwise expressly provided in this Agreement, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

6.7 Successors and Assigns. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns.

6.8 No Assignment. Notwithstanding any other provision of this Agreement, the Grantee may not sell, pledge, assign, hypothecate, transfer or dispose of this Award in any manner. This Award shall not be subject to execution, attachment or other process. Notwithstanding the foregoing, pursuant to Section 12.3 of the Plan, the Cash Payment may be made to the Grantee’s estate in the event of the death of the Grantee.

6.9 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable by any court or arbitrator of competent jurisdiction, then solely as to such jurisdiction and subject to this Section 6.9, that provision shall be limited (“blue-penciled”) to the minimum extent necessary so that this Agreement shall otherwise remain enforceable in full force and effect in such jurisdiction and without affecting in any way the enforceability of this Agreement in other jurisdictions. To the extent such provision cannot be so modified, the offending provision shall, solely as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement in such jurisdiction and without affecting in any way the enforceability of this Agreement in other jurisdictions.

6.10 Equitable Relief. The Grantee acknowledges that, in the event of a threatened or actual breach of any of the provisions of this Agreement, damages alone will be an inadequate remedy, and such breach will cause the Company great, immediate and irreparable injury and damage. Accordingly, the Grantee agrees that the Company shall be entitled to injunctive and other equitable relief, and that such relief shall be in addition to, and not in lieu of, any remedies it may have at law or under this Agreement.

6.11 Arbitration.

6.11.1 General. Any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Section 6.11 and the then most applicable rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the parties otherwise, any arbitration shall take place in Las Vegas, Nevada.

6.11.2 Selection of Arbitrator. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the “Independent” (or “Gold Card”) list of retired judges or, at the option of the Grantee, from a list of nine persons (which shall be retired judges or corporate or litigation attorneys experienced in stock options and buy-sell agreements) provided by the office of the American Arbitration Association having jurisdiction over Las Vegas, Nevada. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

6.11.3 Applicability of Arbitration; Remedial Authority. This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, stockholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgment if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

6.11.4 Fees and Costs. Any filing or administrative fees shall be borne initially by the party requesting arbitration. The Company shall be responsible for the costs and fees of the arbitration, unless the Grantee wishes to contribute (up to 50%) of the costs and fees of the arbitration. Notwithstanding the foregoing, the prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.

6.11.5 Award Final and Binding. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

6.12 Withholding Taxes. The Company has the right to take whatever steps the Company deems necessary or appropriate to comply with all applicable federal, state, local, and employment tax withholding requirements, and the Company’s obligations to make the Cash Payment upon the settlement of this Award will be conditioned upon compliance with all such withholding tax requirements. Without limiting the generality of the foregoing, upon the settlement of this Award, the Company will have the right to (i) withhold from the Cash Payment that would be made upon on the settlement of this Award the amount of the Company’s withholding tax liability, (ii) withhold taxes from any other compensation or other amounts which it may owe to the Grantee or (iii) require the Grantee to pay to the Company the amount of any taxes which the Company may be required to withhold with respect to the Cash Payment on such settlement.

6.13 Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.

6.14 Number and Gender. Throughout this Agreement, as the context may require, (a) the masculine gender includes the feminine and the neuter gender includes the masculine and the feminine; (b) the singular tense and number includes the plural, and the plural tense and number includes the singular; (c) the past tense includes the present, and the present tense includes the past; (d) references to parties, sections, paragraphs and exhibits mean the parties, sections, paragraphs and exhibits of and to this Agreement; and (e) periods of days, weeks or months mean calendar days, weeks or months.

6.15 Electronic Delivery and Disclosure. The Company may, in its sole discretion, decide to deliver or disclose, as applicable, any documents related to this Award granted under the Plan, future Awards that may be granted under the Plan, the prospectus related to the Plan, the Company’s annual reports or proxy statements by electronic means or to request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents delivered electronically or to retrieve such documents furnished electronically, as applicable, and agrees to participate in the Plan through any online or electronic system established and maintained by the Company or another third party designated by the Company.

6.16 Data Privacy. The Grantee agrees that all of the Grantee’s information that is described or referenced in this Agreement and the Plan may be used by the Company, its affiliates and the designated broker and its affiliates to administer and manage the Grantee’s participation in the Plan.

6.17 Acknowledgments of the Grantee. The Grantee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, fully understands all provisions of the Plan and Agreement and, by accepting the Notice of Grant, acknowledges and agrees to all of the provisions of the Plan and this Agreement.

6.18 Internal Revenue Code Section 409A; Taxation.

6.18.1 The compensation provided under this Agreement is intended to constitute a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) and be exempt from the requirements of Section 409A of the Code (“Section 409A”), and this Agreement shall be interpreted and construed in accordance with such intent. Where this Agreement specifies a payment or settlement period (for purposes of this Section 6.18, a “payment”), the actual date of payment within such specified period shall be within the sole discretion of the Company, and the Grantee shall have no right (directly or indirectly) to determine the year in which such payment is made. In the event that the Company determines that any compensation provided hereunder may be subject to the requirement of Section 409A, the Company (without any obligation to do so or obligation to indemnify the Grantee for any failure to do so) may adopt, without the consent of the Grantee, such amendments to this Agreement or take any other actions that the Company in its sole discretion determines are necessary or appropriate for such compensation to either (a) be exempt from the requirements of Section 409A or (b) comply with the requirements of Section 409A.

6.18.2 In the event that any compensation provided under this Agreement is subject to the requirements of Section 409A:

6.18.2.1 No payment of such compensation that is payable upon the Grantee’s termination of employment shall be made unless the Grantee’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

6.18.2.2 With regard to such compensation, if the Grantee is deemed at the time of his separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the compensation to which the Grantee is entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) (any such delayed commencement, a “Payment Delay”), the payment of such compensation shall not be made to the Grantee prior to the earlier of (1) the expiration of the six-month period measured from the date of the Grantee’s “separation from service” with the Company or (2) the date of the Grantee’s death. Upon the earlier of such dates, all payments deferred pursuant to the Payment Delay shall be paid in a lump sum to the Grantee, and the payment of any remaining compensation due under this Agreement shall be made as otherwise set forth herein. The determination of whether the Grantee is a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) as of the time of his separation from service shall be made by the Company in accordance with the terms of Code Section 409A and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

6.18.3 In no event does the Company guarantee any particular tax consequences, outcome or tax liability to the Grantee. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Grantee or any other individual to the Company or its affiliates.

6.19 Complete Agreement. The Grant Notice, this Agreement, the Plan, and the applicable terms of any agreement between the Grantee and the Company (including but not limited to an applicable employment agreement) constitute the parties’ entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof.

6.20 Waiver of Jury Trial. TO THE EXTENT EITHER PARTY INITIATES LITIGATION INVOLVING THIS AGREEMENT OR ANY ASPECT OF THE RELATIONSHIP BETWEEN US (EVEN IF OTHER PARTIES OR OTHER CLAIMS ARE INCLUDED IN SUCH LITIGATION), ALL OF THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY. THIS WAIVER WILL APPLY TO ALL CAUSES OF ACTION THAT ARE OR MIGHT BE INCLUDED IN SUCH ACTION, INCLUDING CLAIMS RELATED TO THE ENFORCEMENT OR INTERPRETATION OF THIS AGREEMENT, ALLEGATIONS OF STATE OR FEDERAL STATUTORY VIOLATIONS, FRAUD, MISREPRESENTATION, OR SIMILAR CAUSES OF ACTION, AND IN CONNECTION WITH ANY LEGAL ACTION INITIATED FOR THE RECOVERY OF DAMAGES BETWEEN OR AMONG US OR BETWEEN OR AMONG ANY OF OUR OWNERS, AFFILIATES, OFFICERS, EMPLOYEES OR AGENTS.

Exhibit 1

The following is a summary of the total shareholder return, the total shareholder return peer group and the calculation of total shareholder return:

Total Shareholder Return Peer Group

•    S&P Leisure Time Services Select Industry Index (SPSILT)

—     Peer companies are fixed at the beginning of the performance period

—     Stock prices and dividends are collected in accordance with methodology employed by S&P’s Research Insight database

—     If two companies in the index merge, only the performance of the surviving/new company is included in the final TSR calculation

—     If an index company is acquired by a company outside of the index, the original index company is excluded from the final TSR calculation

—     If an index company becomes insolvent during the period it will remain in the index and be included at the bottom of the percentile ranking

Total Shareholder Return Calculation

•    Starting and Ending Stock Prices

—     30-day calendar average stock price used for Pinnacle and index companies to compute beginning and ending stock prices

•    Final TSR Calculation

—     [(Final stock price – beginning stock price) + accumulated dividends] / beginning stock price